Exhibit 99

Company Press Release dated February 4, 2016

NEWS RELEASE

Post Office Box 216 307 North Defiance Street Archbold, Ohio 43502

Company Contact:	Investor and Media Contact:
Marty Filogamo Senior Vice President – Marketing Manager Farmers & Merchants Bancorp, Inc. (419) 445-3501 ext. 15435 mfilogamo@fm-bank.com.	Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400 andrew@smberger.com

SECTION 1

SECTION 2 FARMERS & MERCHANTS BANCORP, INC. REPORTS

SECTION 3 2015 FOURTH-QUARTER AND FULL-YEAR FINANCIAL RESULTS

ARCHBOLD, OHIO, February 4, 2016 Farmers & Merchants Bancorp, Inc. (OTCQX: FMAO) today reported financial results for the 2015 fourth quarter and twelve months ended December 31, 2015.

2015 Fourth Quarter Financial Highlights Include (on a year-over-year basis unless noted):

•	51 consecutive quarters of profitability

•	Total loans increased 8.0% from 2015 third quarter

•	Net interest income after provision for loan losses increased 2.0% to $7,725,000

•	Net income increased 4.2% to $2,772,000

•	Earnings per basic and diluted shares increased 5.3% to $0.60

•	Noninterest income improved 4.6% to $2,705,000

•	Construction of Ft. Wayne, Indiana branch is on track for a 2016 spring opening

2015 Full-Year Financial Highlights Include:

•	Total loans increased 10.3% to a record $685,878,000

•	Net income increased 7.2% to a record $10,340,000

•	Earnings per basic and diluted shares increased 7.7% to a record $2.24

•	Noninterest income improved 5.9% to $10,788,000

•	Return on average assets of 1.08%, up from 1.02%

•	Return on average equity of 8.80%, up from 8.72%

•	Tangible book value per share increased 5.4%

Paul S. Siebenmorgen, President and Chief Executive Officer, stated, “We achieved many operating and financial milestones during 2015, which include record earnings, loans, and assets. These solid financial results are possible because of the strong support of our loyal customers, local communities, dedicated employees, and shareholders. I am pleased we were able to share our success with our shareholders, and during 2015 we paid $3,943,000 in dividend payments as well as repurchasing 30,685 shares of our common stock. On January 15, 2016 F&M’s Board of Directors authorized the repurchase of up to 200,000 shares of our common stock, reflecting the confidence management and the Board have in our future. We continue to methodically add F&M offices to grow our presence in locations that share our community banking values. Most recently, we added our Sylvania office, which opened during the second half of 2014 and exceeded our expectations, while contributing to profits in 2015. The Company continues to focus on expansion and our next office in Ft. Wayne, Indiana is under construction and on schedule for a 2016 spring opening. We are excited to expand our footprint to this compelling market. As a note, we expect the office will be a slight drag on earnings during 2016 as a result of start-up costs, but we are optimistic this will be a temporary impact, and expect the office will contribute significantly to earnings as it matures.”

Income Statement

Net income for the 2015 fourth quarter ended December 31, 2015 was $2,772,000, or $0.60 per basic and diluted share compared to $2,661,000, or $0.57 per basic and diluted share for the same period last year. The 4.2% improvement in net income for the 2015 fourth quarter was primarily due to a 2.0% increase in net interest income after provision for loan losses, and a 4.6% increase in noninterest income, partially offset by a 3.5% increase in noninterest expense.

Net income for the 2015 twelve months was $10,340,000, or $2.24 per basic and diluted share compared to $9,646,000, or $2.08 per basic and diluted share for the twelve months ended December 31, 2014. The 7.7% improvement in net income for 2015 was primarily due to a 3.1% increase in net interest income after provision for loan losses, and a 5.9% increase in noninterest income, which was partially offset by a 3.4% increase in noninterest expense.

Loan Portfolio and Asset Quality

Total loans at December 31, 2015 were $685,878,000, compared to $621,926,000 at December 31, 2014, and $635,239,000 at September 30, 2015. Total loans for the 2015 fourth quarter compared with the same period last year increased 10.3%, and were up 8.0% from the 2015 third quarter. The year-over-year improvement resulted primarily from a 19.5% increase in commercial real estate loans, a 10.8% increase in agricultural loans, and a 15.0% increase in agricultural real estate loans, offset by a 9.6% reduction in consumer real estate loans.

Asset quality remains strong as the company’s provision for loan losses for the 2015 fourth quarter was $85,000, compared to $37,000 for the 2014 fourth quarter. The provision for loan losses for 2015 was $625,000, a 47.5% reduction from 2014. The allowance for loan losses to nonperforming loans was 293.8% at December 31, 2015, compared to 346.3% at December 31, 2014. Net charge-offs for the year ended December 31, 2015 were $473,000, or 0.08% of total loans, compared to $480,000 or 0.08% of total loans, at December 31, 2014.

Stockholders’ Equity and Dividends

Tangible stockholders’ equity increased to $114,960,000 as of December 31, 2015, compared to $109,034,000 at December 31, 2014. On a per share basis, tangible stockholders’ equity at December 31, 2015 was $24.92 compared with $23.56 at December 31, 2014. The increase in tangible stockholders’ equity is the result of growth in retained earnings due to increased profitability. At December 31, 2015, the company had a Tier 1 leverage ratio of 11.91%, up from 11.70% at December 31, 2014.

For 2015, the company declared cash dividends of $0.87 per share, which is a 3.6% increase over 2014’s dividend payment. For 2015, the dividend payout ratio was 38.5% compared to 40.0% for the same period last year.

Mr. Siebenmorgen concluded, “On the backdrop of improving local economies, our loan portfolio grew significantly in the fourth quarter. This growth was driven by strong demand for commercial real estate and commercial and industrial loans. I am pleased that our loan to deposit ratio was 88.1% at December 31, 2015 compared to 80.8% last year, and 65.0% in 2012. Not only are we utilizing our deposit base more effectively, but we are also realigning our strategy to provide value to our depositors while building revenue or decreasing costs to the Bank. The goal of all these strategies is to improve the overall profitability of the bank, and I am encouraged by the progress we made in 2015 as we experienced improvements in both return on average assets and return on average equity. We ended 2015 with favorable momentum, and we are optimistic this will continue throughout 2016.”

About Farmer & Merchants State Bank:

The Farmers & Merchants State Bank is a local independent community bank that has been serving Northwest Ohio and Northeast Indiana since 1897. The Farmers & Merchants State Bank provides commercial banking, retail banking and other financial services through its 22 offices, with expansion underway in the greater Ft. Wayne, Indiana market. Our locations are in Fulton, Defiance, Henry, Lucas, Williams, and Wood counties in northwest Ohio. In Northeast Indiana we have offices located in DeKalb and Steuben counties.

Safe harbor statement

Farmers & Merchants Bancorp, Inc. (“F&M”) wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995. Statements by F&M, including management’s expectations and comments, may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Act of 1934, as amended. Actual results could vary materially depending on risks and uncertainties inherent in general and local banking conditions, competitive factors specific to markets in which F&M and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions or capital market conditions. F&M assumes no responsibility to update this information. For more details, please refer to F&M’s SEC filing, including its most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q. Such filings can be viewed at the SEC’s website, www.sec.gov.

FARMERS & MERCHANTS BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME & COMPREHENSIVE INCOME

(Unaudited; 000’s Omitted, Except Per Share Data)

	Condensed Consolidated Statement of Income & Comprehensive Income
	(in thousands of dollars, except per share data)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Interest Income
Loans, including fees	$7,695	$7,308	$29,293	$28,070
Debt securities:
U.S. Treasury and government agencies	615	689	2,434	3,171
Municipalities	378	478	1,739	2,037
Dividends	37	37	148	156
Federal funds sold	1	3	8	7
Other	7	4	28	12

Total interest income	8,733	8,519	33,650	33,453
Interest Expense
Deposits	823	843	3,269	3,458
Federal funds purchased and securities sold under agreements to repurchase	99	64	317	254
Borrowed funds	1	—	1	4

Total interest expense	923	907	3,587	3,716

Net Interest Income - Before provision for loan losses	7,810	7,612	30,063	29,737
Provision for Loan Losses	85	37	625	1,191

Net Interest Income After Provision For Loan Losses	7,725	7,575	29,438	28,546
Noninterest Income
Customer service fees	1,676	1,383	5,847	5,224
Other service charges and fees	827	1,052	3,790	3,819
Net gain on sale of loans	169	150	700	647
Net gain on sale of available-for-sale securities	33	—	451	494

Total noninterest income	2,705	2,585	10,788	10,184
Noninterest Expense
Salaries and Wages	2,824	2,657	10,907	10,186
Employee benefits	1,000	832	3,555	3,324
Net occupancy expense	340	265	1,352	1,107
Furniture and equipment	305	309	1,629	1,541
Data processing	333	307	1,300	1,250
Franchise taxes	186	195	746	781
Net loss on sale of other assets owned	4	4	47	157
FDIC Assessment	121	115	485	503
Mortgage servicing rights amortization	98	86	374	344
Other general and administrative	1,398	1,615	5,672	6,020

Total noninterest expense	6,609	6,385	26,067	25,213

Income Before Income Taxes	3,821	3,775	14,159	13,517
Income Taxes	1,049	1,114	3,819	3,871

Net Income	2,772	2,661	10,340	9,646

Other Comprehensive Income (Loss)(Net of Tax):
Net unrealized gain (loss) on available-for-sale securities	(1,016)	712	100	1,158
Reclassification adjustment for gain on sale of available-for-sale securities	(33)	—	(451)	(494)

Net unrealized gain (loss) on available-for-sale securities	(1,049)	712	(351)	664
Tax effect	(356)	242	(119)	226

Other Comprehensive Income (Loss)	(693)	470	(232)	438
Comprehensive Income	$2,079	$3,131	$10,108	$10,084

Earnings Per Share - Basic and Diluted	$0.60	$0.57	$2.24	$2.08

Weighted Average Shares Outstanding	4,621,122	4,627,338	4,617,058	4,628,178

Dividends Declared	$0.22	$0.21	$0.87	$0.84

FARMERS & MERCHANTS BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2015 AND 2014

(000’S OMITTED EXCEPT PER SHARE DATA)

	2015	2014
Assets
Assets
Cash and due from banks	$21,333	$22,246
Federal Funds Sold	685	2,049

Total cash and cash equivalents	22,018	24,295
Securities - available for sale	235,115	248,492
Other Securities, at cost	3,717	3,717
Loans, net	679,821	616,021
Premises and equipment	20,587	20,300
Goodwill	4,074	4,074
Mortgage Servicing Rights	2,056	2,023
Other Real Estate Owned	1,175	1,094
Other assets	20,505	21,197

Total Assets	$989,068	$941,213

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Noninterest-bearing	$171,112	$164,009
Interest-bearing
NOW accounts	190,890	179,862
Savings	225,052	223,189
Time	184,285	195,500

Total deposits	771,339	762,560
Federal Funds purchased and Securities sold under agreement to repurchase	78,815	55,962
Federal Home Loan Bank (FHLB) Advances	10,000	—
Dividend payable	1,007	965
Accrued expenses and other liabilities	7,810	7,233

Total liabilities	868,971	826,720

Commitments and Contingencies

Stockholders’ Equity
Common stock - No par value - 6,500,000 shares authorized; 5,200,000 shares issued & outstanding	12,086	12,222
Treasury Stock - 587,466 shares 2015, 572,662 shares 2014	(12,389)	(11,928)
Retained earnings	120,188	113,755
Accumulated other comprehensive income	212	444

Total stockholders’ equity	120,097	114,493

Total Liabilities and Stockholders’ Equity	$989,068	$941,213

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
Selected financial data	2015	2014	2015	2014
Return on average assets	1.14%	1.14%	1.08%	1.02%
Return on average equity	9.26%	9.40%	8.80%	8.72%
Yield on earning assets	3.90%	3.94%	3.90%	4.07%
Cost of interest bearing liabilities	0.49%	0.50%	0.54%	0.55%
Net interest spread	3.41%	3.44%	3.35%	3.52%
Net interest margin	3.49%	3.52%	3.49%	3.63%
Efficiency	62.72%	62.28%

	December 31,
	2015	2014
Tier 1 capital to average assets	11.91%	11.70%
Tangible book value per share	$24.92	$23.56
Dividend payout ratio	38.54%	40.04%

	December 31,
Loans	2015	2014
(Dollar amounts in thousands)
Consumer real estate	$88,189	$97,550
Agricultural real estate	58,525	50,895
Agricultural	82,654	74,611
Commerical real estate	322,762	270,188
Commercial and industrial	100,125	100,126
Consumer	27,770	24,277
Industrial development bonds	6,491	4,698
Less: Net deferred loan fees and costs	(638)	(419)

Total loans	685,878	621,926
Less: Allowance for loan losses	(6,057)	(5,905)

Loans - Net	$679,821	$616,021

	December 31,
Asset quality data	2015	2014
(Dollar amounts in thousands)
Non-accrual loans	$2,041	$1,705
Troubled debt restructuring	$1,239	$810
90 day past due and accruing	$—	$—
Nonperforming loans	$2,062	$1,705
Other real estate owned	$1,175	$1,094
Nonperforming assets	$3,237	$2,799

(Dollar amounts in thousands)
Allowance for loan and lease losses	$6,057	$5,905
Allowance for loan and lease losses/total loans	0.88%	0.95%
Net charge-offs:
Quarter-to-date	$193	$48
Year-to-date	$473	$480
Net charge-offs to average loans
Quarter-to-date	0.03%	0.01%
Year-to-date	0.08%	0.08%
Nonperforming loans/total loans	0.30%	0.27%
Allowance for loan and lease losses/nonperforming loans	293.75%	346.30%